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                                                                   EXHIBIT 10.21

[SIEBEL e-BUSINESS LOGO]

                    VALUE ADDED INDUSTRY REMARKETER AGREEMENT

THIS VALUE ADDED INDUSTRY REMARKETER AGREEMENT (the "Agreement") is between SIEBEL SYSTEMS, INC., with its principal place of business at 1855 South Grant Street, San Mateo, CA 94402 ("Siebel"), and IMS HEALTH STRATEGIC TECHNOLOGIES, INC. ("ST" or "Distributor"), with its principal place of business at 3445 Peachtree Road, N.E., Suite 1400, Atlanta, GA 30326.

1.   DEFINITIONS

1.1 "AFFILIATE" shall mean any corporation, company or other entity controlled by, controlling, or under common control with ST, but limited to those business units under the management control of ST. Such entity shall be deemed to be an "Affiliate" only so long as such control exists. Upon request, ST agrees to confirm the Affiliate status of a particular entity.

1.2 "ANCILLARY PROGRAMS" shall mean the third party software delivered with the Licensed Software as specified in EXHIBIT A, an Order Form, or the Documentation.

1.3 "CUSTOMER" or "END USER" means an entity to whom ST or the ST Group provides a valid license to use the Licensed Software in accordance with the terms of this Agreement for such entity's internal business purposes in accordance with the End User License Agreement, and not for redistribution or resale. It is understood that neither ST its Affiliates, the ST Group, nor any corporation, company or other entity controlled by, controlling, or under common control with any member of the ST Group shall be a Customer or an End User as such terms are defined in this Agreement.

1.4 "DOCUMENTATION" shall mean Siebel's then current on-line help, guides, and manuals published by Siebel and made generally available by Siebel for the Licensed Software, excluding end user documentation in electronic form that is made generally available by Siebel free of charge. In the event that Siebel begins to charge a fee for such end user documentation in electronic form, the parties will agree upon a reasonable revenue share for the distribution of such materials. As of the Effective Date, the Documentation to be provided by Siebel to ST is described in EXHIBIT C.

1.5 "EFFECTIVE DATE" shall mean the effective date set forth at the end of this Agreement.

1.6 "END USER LICENSE AGREEMENT" shall mean ST's standard license agreement pursuant to which ST or the ST Group licenses the Licensed Software to End Users which includes the minimum terms and conditions set forth in EXHIBIT F. It is understood and agreed that the form agreement set forth in EXHIBIT J includes such minimum terms and conditions.

1.7 "FIRST-LINE SUPPORT" shall mean direct technical support of Licensed Software provided to Users, as set forth in Section 3.4(a).

1.8 "LICENSED SOFTWARE" or "PROGRAMS" means the object code form of the software programs listed on EXHIBIT A attached hereto excluding the Ancillary Programs listed on EXHIBIT A plus any other programs that Siebel in its sole discretion authorizes ST to distribute in accordance with this Agreement.

1.9 "LICENSE TERM" means the period commencing on the Effective Date and continuing for the duration of the Initial Term as set forth in EXHIBIT A plus any additional terms agreed upon by the parties pursuant to Section 12.1, unless earlier terminated as set forth in Section 12.

1.10 "MARKETING MATERIALS" means Siebel's standard brochures, data sheets, collateral, magazines, article reprints, industry analyst reports, videotapes, books and other marketing materials that Siebel, in its discretion, makes available to ST to assist in its marketing and promotion of the Licensed Software.

1.11 "MAINTENANCE FEES" means the maintenance fees set forth in EXHIBIT A due and payable to Siebel for the Third-Line Support provided by Siebel.

1.12 "MAINTENANCE AND SUPPORT SERVICES" shall mean the services set forth in
Section 3.4.

1.13 "ORDER FORM" shall mean the schedule or other document, which substantively contains all the material terms in the sample order form set forth in EXHIBIT G, that specifies the Licensed Software licensed to a particular Customer by ST or a member of the ST Group as may be modified by Siebel in its sole discretion from time to time, subject to applicable law.

1.14 "PRE-PRODUCTION PROGRAM" shall mean a software program which is (i) not generally licensed for commercial use by Siebel, (ii) not listed as generally available in Siebel's marketing literature, or (iii) designated by Siebel as an "Alpha," "Beta," or "Pre-Production" program or release.

1.15 "SECOND-LINE SUPPORT" shall mean direct technical support of Licensed Software provided to Customers, as set forth in Section 3.4(b).

1.16 "SOLUTION" or "JOINT OFFERING" means the Licensed Software integrated with the Value Added Offering integrated as provided in Section 3.1.

1.16A "ST GROUP" shall mean any Affiliate or any third party reseller of ST listed in EXHIBIT I provided that any Affiliate (a) is not a direct competitor of Siebel, and (b) agrees in writing to be bound by the terms of this Agreement; and provided further that any third party reseller must be approved in advance by Siebel. It is understood and agreed that Siebel will promptly approve any such third party reseller to be a member of the ST Group, such approval not to be unreasonably withheld or delayed, provided that such entity (i) is not a direct competitor of Siebel and (ii) agrees to be bound by all applicable terms and conditions set forth herein. Siebel shall be deemed to have approved a third party reseller in the event Siebel fails to reject such reseller by delivery of written notice to ST within ten
(10) business days from Siebel's receipt of ST's request, provided that such reseller satisfies the terms of (i) and (ii) in the preceding sentence.

1.17 "SUBLICENSE FEE" means the sublicense fee set forth in EXHIBIT A due and payable to Siebel for each license of the Licensed Software to a Customer.

1.18 "SUPPORTED PLATFORM" shall mean the hardware and software platforms (e.g., database server systems, application server systems, and client systems) that are supported by Siebel as expressly set forth in the Documentation. The requirements for the Supported Platform are subject to change as specified by Siebel in its discretion with ninety (90) days prior written notice to Customer and ST.

1.18A "TECHNICAL SERVICES" shall mean professional services other than Maintenance and Support Services.

1.19 "TERRITORY" shall be the geographic area described in EXHIBIT A.

1.20 "THIRD-LINE SUPPORT" shall mean technical support of Licensed Software, as set forth in Section 3.4(c).

1.21 "TRAINING MATERIALS" shall mean the standard generally available Siebel training materials, as set forth in Technical Services schedule in effect at the time such training materials are ordered by ST.

1.22 "UPDATE" means an updated or enhanced version of any of the software programs listed on EXHIBIT A, in object code format, that is generally released by Siebel, in its discretion, to its distributors and customers. Updates shall not include any release, option, future product, or any upgrade in features, functionality or performance of the Licensed Software which Siebel licenses separately or offers only for an additional fee; provided, however, that, as long as Customer is current on Maintenance fee obligations, Updates shall include all (i) bug fixes, patches, and maintenance releases,
(ii) new point releases denoted by a change to the right of the first decimal point (e.g., v3.0 to 3.1), and (iii) new major version releases denoted by a change to the left of the first decimal point (e.g., v3.0 to 4.0).

1.23 "USER" shall mean the named or specified (by password or other user identification) individuals authorized by Customer to use Licensed Software, regardless of whether the individual is actively using the Licensed Software at any given time. The maximum number of Users that may use the Licensed Software shall be specified in an Order Form. Users may include the employees of Customer or third parties, provided that such third party is limited to use of the Licensed Software (i) only as configured and deployed by Customer, and (ii) solely in connection with Customer's business operations as conducted by or through such third party, including but not limited to the installation, administration or implementation of the Licensed Software for Customer. ST agrees that it is responsible for ensuring that any third party usage is authorized by Customer in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Users shall exclude any individuals employed by, or acting on behalf or under the direction or control of, any entity listed in EXHIBIT E hereto.

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1.24 "VALUE ADDED OFFERING" means the hardware, software, and/or services, as described in EXHIBIT A, that ST provides to Customers in connection with the Licensed Software.

1.25 ADDITIONAL DEFINITIONS. The following additional definitions apply to this Agreement:

      (a) "Cornerstone" and "Premiere" mean the products and services marketed and licensed by ST and the ST Group under those names as modified from time to time.

      (b) "Life Sciences Industries" means the pharmaceutical, biotechnology, medical diagnostics and medical/surgical supply industries.

      (c) "Net License Fees" means the license fees due and payable by the Customer to ST or a member of the ST Group.

2.   GRANT OF RIGHTS

2.1 LICENSE GRANT. Subject to the terms and conditions of this Agreement, Siebel hereby appoints ST as a distributor of the Licensed Software and grants to ST and the ST Group the following non-transferable rights, all of which may be exercised only by ST or the ST Group in the Territory and during the License Term. This appointment shall be on a non-exclusive basis, except as expressly set forth in Section 9 of EXHIBIT A hereto. These rights may not be sublicensed except as expressly permitted in this Section 2.1.

     (a) To reproduce, exactly as provided by Siebel, object code copies of the Licensed Software and Ancillary Programs or portions thereof solely to exercise the rights granted in this Section 2.1;

     (b) To distribute and sublicense to Customers the right to use the Licensed Software, Updates and Ancillary Programs or portions thereof on a perpetual license basis only in accordance with the terms of the End User License Agreement, subject to the restrictions in Section 5;

     (c) To use the Licensed Software and Ancillary Programs for the sole purposes of operating the Licensed Software to (i) test and evaluate the Licensed Software, (ii) train ST's or the ST Group's personnel in the marketing and sales of the Licensed Software, (iii) demonstrate and promote the Licensed Software to potential Customers, and (iv) provide First-Line Support and Second-Line Support to Customers by using the License Software in a test environment to (1) diagnose reported problems or performance deficiencies of the Licensed Software, and (2) resolve such problems or deficiencies. Notwithstanding the foregoing, ST may (i) not use the Licensed Software internally in a production capacity to run any of its business operations including the sales and customer service activities associated with its End User Customers, or (ii) use the Siebel Tools Programs set forth in EXHIBIT A solely in accordance with the Documentation for the limited purpose of configuring the Licensed Software for distribution with the Value Added Offering and not for general application development purposes. Notwithstanding the foregoing, ST may prepare object definitions contained in the Siebel object repository of the Licensed Software solely by using the Siebel Tools Programs ("Customer Object Definitions"); provided that (i) ST may not modify any portion of the Licensed Software; (ii) ST shall retain all title, copyright and any other rights in and to any Customer Object Definitions, provided however that ST may use the Customer Object Definitions solely to support Customers in conjunction with Customer's use of the Licensed Software; (iii) any Customer Object Definitions shall be licensed by ST under the same terms as the Licensed Software; (iv) Siebel may not use or license the Customer Object Definitions during the License Term unless Siebel independently develops the same or similar object definitions without use of or reference to the Customer Object Definitions; (v) ST shall distribute Customer Object Definitions in accordance with this Agreement only if Customer Object Definitions are used solely in conjunction with the Licensed Software and ST does not separate any Customer Object Definitions from the Licensed Software in any manner; and (vi) ST's license to the Siebel Tools Programs shall be perpetual provided that ST shall only use the Siebel Tools Programs to support Customers in conjunction with their use of the Licensed Software. It is further understood and agreed that ST must provide a license to use the Siebel Tools Programs to all Customers;

     (d) To distribute to Customers, exactly as provided by Siebel, any Documentation, Training Materials and Marketing Materials provided by Siebel, subject to the payment of fees set forth in Section 6.2. ST shall not reproduce the Documentation, Training Materials, or Marketing Materials for any purpose, except as expressly set forth in Section 2.1(e); and

     (e) To create, reproduce and distribute to Customers translations of the Documentation; provided, that notwithstanding any provision to the contrary in this Agreement: (i) ST shall have sole responsibility for the accuracy of such translations and shall indemnify and hold Siebel harmless against any claim resulting from such translations to the extent that the translation deviates from the original document and the claim arises from or is related to such deviation, and (ii) Siebel does not and shall not warrant or represent that such translation shall be suitable for any purpose and the warranty for Documentation as set forth in this Agreement shall not apply to such translations to the extent that the translation deviates from the original document.

2.2 END USER LICENSE AGREEMENT. ST or a member of the ST Group shall enter into a written End User License Agreement with each Customer to whom ST or such member of the ST Group grants any rights to use Licensed Software or Ancillary Programs. Each End User License Agreement shall (i) contain the minimum terms attached hereto as EXHIBIT F and (ii) be at least as protective of Siebel's rights and interests as the terms of EXHIBIT F. Each End User License Agreement shall specify the maximum number of Users permitted to use the Licensed Software and Ancillary Programs. ST shall ensure that Customer does not exceed the maximum number of Users set forth in the End User License Agreement.

2.3 SOURCE CODE ESCROW. ST, members of the ST Group or Customers shall have the right to become a beneficiary to the Master Preferred Escrow Agreement between Siebel and Data Securities International, Inc., a copy of which will be provided to ST, members of the ST Group or Customers upon request and which will be incorporated by reference into this Agreement when ST, such members of the ST Group or Customers, as the case may be, execute an Acceptance Form pursuant to the Master Preferred Escrow Agreement. All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under section 101(56) of the U.S. Bankruptcy Code. Copies of the Licensed Software (as well as Updates thereto) shall be deposited by Siebel in source code form in accordance with the terms of the Master Preferred Escrow Agreement.

3. ST OBLIGATIONS

3.1 ST'S VALUE ADDED OFFERING. Notwithstanding anything to the contrary in this Agreement, ST and Siebel understand and agree that during the License Term, ST and members of the ST Group shall distribute the Licensed Software to Customers only in conjunction and concurrently with a Value Added Offering and not on a standalone basis; provided, however, that this requirement shall not apply to ST's distribution of Updates to the Licensed Software to an existing Customer who has licensed the Licensed Software in connection with the Value Added Offering. The Value Added Offering shall materially differentiate the Solution from the Licensed Software; provided, however, that nothing contained in this Section or in this Agreement shall in any way limit or restrict the freedom of ST or a member of the ST Group to determine the resale price for the Solution as set forth in Section 3.2. It is understood and agreed that incorporating the ST products or services as part of the Solution materially differentiates the Solution from the Value Added Offering.

3.2 ST'S PRICING OF THE SOLUTION. ST shall be free to determine list pricing and any volume or other applicable discounts for the Solution.

3.3 INSTALLATION AND TRAINING SERVICES. ST shall be responsible for conducting all activities required to install the Licensed Software at its Customers' locations and may be responsible for providing training to such Customers and any system integrators involved in such installation. All such activities shall be conducted with a high level of professionalism and quality. It is understood that ST is not permitted to provide such training unless and until ST and an authorized representative of Siebel agree on the terms under which ST will provide such training. At ST's request, Siebel shall provide to ST the Documentation and Training Materials at Siebel's list prices in effect as of the date such Documentation and Training Materials are ordered, less a discount of ten percent (10%).

3.4 MAINTENANCE AND SUPPORT SERVICES. ST shall provide Maintenance and Support Services to all of its Customers of Licensed Software as set forth in Sections 3.4(a) and 3.4(b) below. ST may require Customers to provide their own First-Line Support; however, in no event shall Siebel be responsible for First-Line or Second-Line Support. Subject to ST's payment of the Maintenance Fees set forth in EXHIBIT A, Siebel shall provide Third-Line Support to ST in accordance with Siebel's then current Maintenance and Support Services Policy but not materially less than those set forth in EXHIBIT B. ST shall be responsible for all support related to the Value Added Offering.


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     (a) FIRST-LINE SUPPORT. ST and each member of the ST Group shall either (1)
provide First-Line Support to all of its Customers of the Licensed Software or
(2) inform its Customers that they must provide their own First-Line Support. First-Line Support means direct technical support of Licensed Software, including but not limited to (a) a direct response to Customer and User inquiries concerning the performance, functionality or operation of the Licensed Software, (b) a direct response to reported problems or performance deficiencies with the Licensed Software, (c) a diagnosis of problems or performance deficiencies of the Licensed Software, and (d) a resolution of problems or performance deficiencies of the Licensed Software. First Line Support includes the support described as "First Line Support" in EXHIBIT B. First-Line Support shall include the provision of telephone and other appropriate contact points so that Customers may contact ST or a member of the ST Group regarding technical and support questions and other problems regarding use of the Licensed Software. ST or the ST Group shall inform Customers that if, after using its reasonable commercial efforts, the Customer is not able to answer a support question or to correct a reported problem in the Licensed Software, the Customer may contact ST or a member of the ST Group for Second-Line Support, as provided below.

     (b) SECOND-LINE SUPPORT. ST or a member of the ST Group will offer second line support ("Second-Line Support") to Customers in the form of web-based and telephone and other support at least at the level of Second Line Support described in Siebel's then current Maintenance and Support Services Policy. A copy of Siebel's Maintenance and Support Services Policy as of the date of this Agreement is set forth in EXHIBIT B. Siebel reserves the right to alter such policies from time to time, in its reasonable discretion, on ninety (90) days' prior notice to ST, subject to ST's approval, which shall not be unreasonably withheld. ST and each member of the ST Group are hereby authorized to distribute to their respective Customers, as a part of Second-Line Support, any and all Updates that Siebel provides ST.

     (c) THIRD-LINE SUPPORT. In consideration for the payment of Siebel Maintenance Fees set forth in EXHIBIT A, Siebel shall provide ST and members of the ST Group third line support ("Third-Line Support") for the Licensed Software in accordance with Siebel's then current Maintenance and Support Services Policy. This shall include web-based and telephone support to respond to questions that are due solely to the failure of the Licensed Software to perform in any material respect the functions described in the Documentation when operated on a Supported Platform. Before requesting Third-Line Support, ST or a member of the ST Group shall use reasonable commercial efforts to resolve support questions and to correct reported problems in the Licensed Software and to ensure that the issue is not related to any other part of the Solution. If ST or a member of the ST Group requests Siebel to provide services at a customer site, at ST, or at the site of a member of the ST Group, ST agrees to pay Siebel for such services in accordance with Siebel's list prices for such services as of the date such services are delivered and accepted by ST, such acceptance not to be unreasonably withheld or delayed, and to reimburse Siebel for all its out-of-pocket expenses, including travel and accommodations, in providing such services. In the event that Siebel does not meet its obligations under this Agreement with respect to such services or (i) an acceptable workaround for a Severity 1 error/issue is not found within forty-eight (48) hours from when it was first reported to Siebel, or (ii) an acceptable workaround for a Severity 2 error/issue is not found within five business days from when it was first reported to Siebel, then the error/issue will be escalated to the respective members of senior management of each party (i.e., a Vice President or more senior person) responsible for the maintenance of the Licensed Software, and such persons shall agree upon a plan for resolving such error/issue. Siebel shall use reasonably commercial efforts to promptly implement any such plan in accordance with its terms.

3.5 SIEBEL CERTIFICATION OF ST TECHNICAL SUPPORT STAFF. ST shall hire and maintain sufficient technical support personnel as are needed to support the Licensed Software and achieve the Customer satisfaction levels required under
Section 3.7. ST agrees to hire and maintain at all times during the term of this Agreement, at a minimum, two technical support engineers who have successfully completed the following Siebel training certification ("Siebel Certification Training"): (i) the Siebel training program as described in Siebel's then current program description, (ii) the required competency testing, and (iii) one week of additional training with Siebel technical support engineers at the Siebel support center designated by Siebel. ST will be responsible for all training fees and costs associated with obtaining Siebel Certification Training. ST's support staff must be fluent in English.

3.6 ST MAINTENANCE REPORTING REQUIREMENTS. ST will maintain proper records of Maintenance and Support Services provided to Customers. Siebel may audit any such records to verify ST's performance of its support obligations. On a monthly basis, to the extent permitted by applicable law, ST will provide Siebel a report to Siebel containing the following new customer information: (i) Customer name, (ii) Customer hardware and software configurations, (iii) Customer support contact names, (iv) Customer support contact information, including address, telephone number, and email address, and (v) term of Customer's Maintenance and Support Services Agreement. Within thirty (30) days of the end of each quarter, ST shall provide Siebel a report in a form specified by Siebel showing in detail (i) the number of support calls received during such quarterly period with the associated severity level, (ii) the overall average response time by severity level for such support calls, (iii) the overall average resolution time by severity level for such support calls; and (iv) other information reasonably requested by Siebel.

3.7 CUSTOMER SATISFACTION REQUIREMENT. Siebel may, at its discretion and only through ST or a third party, survey Customers to determine the level of Customer satisfaction with the Licensed Software and the Maintenance and Support Services and other services provided by ST. It is understood and agreed that Siebel will provide ST in advance the questions contained in such surveys and ST will designate the appropriate contacts at the Customers for such surveys. If the results of the survey indicate a level of dissatisfaction with ST's Customers (e.g., a gap of more than 2 on a 10 point scale in any surveyed category where the gap represents the difference between the importance level to the customer and customer's satisfaction), then (i) Siebel will notify ST, and (ii) the parties will work together to develop an improvement plan for both parties to improve Customer satisfaction. The parties shall use commercially reasonable means to implement such improvement plan in accordance with its terms.

3.8 SIEBEL TECHNICAL SERVICES. Siebel shall provide Technical Services to ST, subject to availability, as agreed to from time to time by the parties, in accordance with Siebel's Technical Services schedule in effect at the time such services are ordered (available upon request) less a discount of ten percent (10%). ST shall pay Siebel's reasonable and actual out-of-pocket expenses associated with Siebel's delivery of Technical Services less a discount of ten percent (10%).

3.9 CUSTOMER VISITS. Siebel may visit ST's or a member of the ST Group's Customers from time to time upon reasonable advance notice to ST and with such Customer's approval, to stay abreast of customer requirements and to evaluate features for potential future products. ST agrees to provide Siebel reasonable assistance in arranging such visits with such Customers. The parties agree that within thirty (30) days after the Effective Date, Siebel and ST will develop mutually acceptable rules of engagement for such customer visits; provided, however, that Siebel shall refrain from making any such visits after the Effective Date until such rules have been agreed upon in writing. Siebel and ST shall use commercially reasonable efforts to abide by such rules of engagement.

3.10 ST WARRANTIES. ST represents and warrants that as of the Effective Date and continuing throughout the License Term:

     (a) ST will, on its own and through members of the ST Group, maintain the facilities, resources and experienced personnel necessary to market and distribute Licensed Software and to perform the necessary installation, training and maintenance services related to such Licensed Software and otherwise to fulfill its obligations under this Agreement;

     (b) ST is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement and performing hereunder;

     (c) ST will make no representations or warranties related to the Licensed Software in excess of Siebel's representations or warranties contained in
Section 10 of this Agreement;

     (d) ST has not relied on any promises or representations other than those promises or representations expressly made in writing in this Agreement, or in the Siebel Alliance Program Master Agreement or the Software License and Services Agreement entered into contemporaneously herewith;

     (e) If ST becomes aware of any actual or suspected unauthorized use, copying or disclosure of the Licensed Software or Ancillary Programs, ST will promptly notify Siebel and will assist Siebel, at Siebel's expense and request, in the investigation and prosecution of such unauthorized use, copying or disclosure; and

     (f) ST has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder, and there are no impediments known to ST that would prevent ST compliance with all the terms of this Agreement.

3.11 ST INDEMNITY. Subject to the limitation of liability set forth in Section 11, ST will indemnify Siebel for, and hold Siebel harmless from, any loss, expense, damages, claims, demands, or liability arising from any claim, suit, action or


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demand resulting from: (a) the negligence, error, omission or willful misconduct of ST or its representatives; (b) the breach of any terms of this Agreement; (c) the use of the Licensed Software and Ancillary Programs by any Customer of ST except for claims which arise directly from or relate directly to breaches of Siebel's obligations under this Agreement or fall within Siebel's indemnification obligations under this Agreement, including but not limited to Siebel's warranties with respect to the Licensed Software; or (d) any claim related to the Value Added Offering.

3.11A SIEBEL INDEMNITY. Subject to the limitation of liability set forth in
Section 11 ("Limitation of Liability") and any exclusive remedies expressly set forth in this Agreement, Siebel will indemnify ST for, and hold ST harmless from, any loss, expense, attorney's fees, damages, claims, demands, or liability arising from any claim, settlement, suit, action or demand resulting from: (a) material breach of Section 10 ("Siebel Warranties") or 13.1 ("Nondisclosure"); or (b) the use of the Licensed Software and Ancillary Programs by any Customer of ST to the extent such claims arise directly from or relate directly to breaches of Siebel's obligations under this Agreement or fall within Siebel's indemnification obligations under this Agreement, including but not limited to Siebel's warranties with respect to the Licensed Software.

3.12 MARKETING AND SALES EFFORTS. ST shall use reasonable efforts to promote and market the Licensed Software to Customers and potential Customers in order to maximize the licensing and distribution of the Licensed Software to Customers. Such marketing efforts shall include, but not be limited to the following: preparation and presentation of an annual Marketing and Sales Plan. Such annual Marketing and Sales Plan shall be presented to Siebel within 30 days from the Effective Date (and each year thereafter on the anniversary date of the Effective Date); provided, however, that ST shall have no obligation to share any marketing or sales plans with Siebel during the Wind Down Period; establishment of a marketing and sales force to promote and distribute the Licensed Software; advertising the Licensed Software in a commercially appropriate and reasonable manner; and promoting the Licensed Software at seminars, trade shows and conferences. ST agrees further that its marketing and advertising efforts with respect to the Licensed Software will be of a high quality and shall endeavor to preserve the professional image and reputation of Siebel and the Licensed Software. Within ninety (90) calendar days from the Effective Date, ST agrees to appoint and train, to the reasonable satisfaction of Siebel, sufficient sales persons and/or technical support consultants as are needed to satisfy ST's obligation to use its reasonable efforts to market and sell the Licensed Software. ST agrees that its staff shall achieve a level of competence in the Licensed Software and will participate in applicable certification programs that Siebel may establish. Each party shall appoint a channel manager to manage the relationship described in this Agreement and to assist in addressing issues that may arise. Each party shall use reasonable efforts to provide the other party with qualified leads related to the products and services distributed by the other party. It is understood and agreed that the provisions of this Section 3.12 shall apply except as otherwise set forth in EXHIBIT A hereto or in a business plan agreed to by the parties. Notwithstanding any of the foregoing to the contrary, the obligations of the parties pursuant to this Section 3.12 shall be suspended during the Wind Down Period except for those obligations relating to advertising and the appointment of a channel manager.

3.13 POLICY CHANGES. From time to time Siebel may institute new or revised policies and procedures (i) regarding the distribution and licensing of the Licensed Software Updates, Documentation and Ancillary Programs (e.g., technical measures to reduce piracy, order processing), and (ii) to ensure Siebel's intellectual property rights and other rights (e.g., right to receive timely payment, right to ensure appropriate levels of end user customer satisfaction) are fully protected. Siebel will provide written notice of such policies and procedures to ST, and ST agrees to implement such policies and procedures upon approval by ST, such approval not to be unreasonably withheld.

3.14 THIRD PARTY PERFORMANCE. ST agrees that none of its obligations under this Agreement, including but not limited to its minimum order, payment, warranty and indemnification obligations to Siebel, are conditioned in any way on any third party's performance or nonperformance of its payment or other obligations to ST.

3.15 THIRD PARTY RESELLER OBLIGATIONS. Each third party reseller that is an authorized member of the ST Group (excluding Affiliates) shall enter into a written agreement confirming such member's agreement to (i) comply with all of ST's obligations under this Agreement, and (ii) be jointly and severally liable to Siebel for all obligations related to its exercise of the license rights or receipt of Confidential Information under this Agreement, including but not limited to the payment of Sublicense Fees for the Licensed Software. Such written agreement is a condition for such third party reseller to exercise any of the rights sublicensed by ST to such third party reseller. For avoidance of doubt, it is understood that Affiliates that are members of the ST Group may exercise all of the ST Group's rights under this Agreement without entering into such separate written agreement.

3.16 AFFILIATE OBLIGATIONS. Each Affiliate that is an authorized member of the ST Group shall comply with all of ST's obligations under this Agreement. ST shall be jointly and severally liable to Siebel for any breaches of this Agreement by such Affiliates.

4. DELIVERY

Within ten (10) days of the Effective Date, Siebel shall deliver to ST master copies on diskette or CD-ROM of the Licensed Software and Ancillary Programs. Siebel will promptly provide ST with master copies on diskette or CD-ROM of any Updates Siebel makes available, and ST agrees that it will incorporate such Updates into the Licensed Software which it provide to new Customers promptly as possible, and in no event more than six (6) months after ST's receipt of each such Update. From time to time during the License Term, Siebel will, upon request and subject to availability, provide ST a reasonable number of copies of Marketing Materials for distribution to potential customers.

5. RESTRICTIONS REGARDING THE LICENSED SOFTWARE

5.1 LICENSE RESTRICTIONS. ST acknowledges that, except as explicitly stated in this Agreement, the Agreement does not grant ST any right or license to the Licensed Software or Ancillary Programs or any proprietary rights therein, and no license or other rights shall be created by implication or estoppel. In particular, but without limiting the generality of the foregoing, no right or license in or to source code for the Licensed Software or Ancillary Programs is granted hereunder. ST covenants that it shall not (i) sublicense or otherwise permit access or use of the Licensed Software or Ancillary Programs on a commercial time-sharing, lease, rental, or service bureau basis; (ii) allow or otherwise permit access or use of the Programs or Ancillary Programs on a commercial time-sharing, lease, rental, or service bureau basis; or (iii) allow an End User to reassign or otherwise transfer the Licensed Software to a third party; provided, however, that that End User may assign the Licensed Software (and the End User License Agreement) in connection with a merger, acquisition or sale of all or substantially all of its assets unless the surviving entity is an entity listed in EXHIBIT E hereto. ST covenants that it shall not prepare, and it shall not permit any others to prepare, any derivative works of the Licensed Software or Ancillary Programs, or otherwise modify or revise any materials received from Siebel. ST covenants that it shall not use, reproduce, distribute or sell the Licensed Software or Ancillary Programs in any manner or for any purpose except as specifically permitted under this Agreement.

5.2 PROHIBITION ON DECOMPILING. ST acknowledges that the Licensed Software and Ancillary Programs contain the valuable information of Siebel and its licensors, and ST agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Licensed Software or Ancillary Programs, whether in whole or in part. If required under applicable law, upon Customer's request, Siebel shall provide information necessary for Customer to achieve interoperability between the Licensed Software and other software for a nominal administrative charge.

5.3 PROPRIETARY NOTICES. In order to protect Siebel's and its licensors' copyright and other ownership interests in the Licensed Software and Ancillary Programs, ST agrees that as a condition of its rights hereunder, each copy of the Licensed Software or Ancillary Programs reproduced by or on behalf of ST shall contain the same proprietary notices on the media, within the code and on the Documentation which appear on the media or within the code of the Licensed Software or Ancillary Programs, or on the Documentation delivered by Siebel to ST and as otherwise reasonably required by Siebel. ST will not remove or obscure any proprietary notices from any Documentation, Training Materials, or Marketing Materials provided by Siebel.

5.4 CHANNEL MANAGEMENT. Except as otherwise agreed to by the parties, ST and Siebel will meet at least monthly to jointly review the list of qualified sales opportunities that ST is pursuing to identify any potential sales channel conflicts and determine the appropriate party to handle the sales opportunity. In the event of a disagreement with respect to a particular sales opportunity, the resolution of which party should be responsible for handling the sales opportunity will be escalated within ST's and Siebel's respective organizations for resolution after consideration of all relevant factors including the best interests of the prospective customer and the resources previously allocated to the sales opportunity by both parties. As soon as reasonably possible after signature of this Agreement, the parties will meet to jointly establish procedures for managing sales channel conflicts.


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5.5 RESERVED TERRITORY. Notwithstanding anything to the contrary contained in this Agreement, Siebel retains the exclusive right to distribute the Licensed Software to the companies listed in EXHIBIT E. If ST wishes to license, distribute, show, or demonstrate the Licensed Software to any company listed on EXHIBIT E, ST shall notify Siebel in writing and obtain Siebel's prior written approval.

5.6 COMPETITIVE ACTIVITY. As a material and fundamental term of this Agreement and in order to protect Siebel's trade secret and other confidential information from inadvertent or inevitable misappropriation or disclosure, ST agrees that neither it nor the ST Group will, directly or indirectly, design, specify, develop, integrate, market, license, distribute or host as an application service provider any products that are directly competitive with the Licensed Software (collectively referred to as "Competitive Activity"). ST shall notify Siebel of any Competitive Activity that any of ST's Affiliates that is not a member of the ST Group engages in of which ST or the ST Group becomes aware.

PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT REQUESTED

In the event that a program within the Licensed Software is not competitive on an overall basis with a product required by an actual or prospective customer when considering all relevant factors, including but not limited to market factors, features, functionality, performance, quality and supported platforms, given due consideration for market demand regionally or globally and cost, the parties will agree on an commercially reasonable enhancement plan for such program.

In the event that the functionality of a Program is enhanced or altered resulting in such Program becoming directly competitive with a product then currently offered by ST which product (i) was not directly competitive to the Program prior to the enhancement or alteration, and (ii) ST was not restricted from offering prior to the enhancement or alteration, ST and the ST Group may continue to offer such directly competitive product; provided that neither ST nor any member of the ST Group shall have the right to distribute or otherwise sublicense such Program without Siebel's approval, such approval not to be unreasonably withheld.

ST hereby represents and warrants that no entity other than ST or the members of the ST Group is authorized or will be authorized to distribute or otherwise license ST's current product offerings.

6. PAYMENT

6.1 SUBLICENSE FEES. For each license of all or any portion of the Licensed Software distributed to, produced, deployed, made available to or otherwise used by a Customer pursuant to an agreement or understanding with ST, ST shall pay the Sublicense Fees set forth in EXHIBIT A. ST shall report any distribution, reproduction or use of the Licensed Software by an Customer as set forth in
Section 6.5.

6.2 DOCUMENTATION AND TRAINING MATERIALS. For each copy of Documentation or Training Materials provided to ST by Siebel, ST shall pay Siebel's list prices in effect as of the date such Documentation and Training Materials are ordered, less a discount of ten percent (10%). It is agreed that Siebel will provide to ST ten (10) copies of technical Documentation free of charge, provided that such copies are used solely by ST for development purposes.

6.3 ST MAINTENANCE FEES. ST shall pay Siebel the Siebel Maintenance Fees for Third-Line Support set forth in EXHIBIT A. Such Maintenance Fees shall be payable within thirty (30) days following the end of the month in which the related Sublicense Fee accrued.

6.4 PAYMENT TERMS. Sublicense Fees are payable within sixty (60) days of the end of each calendar month in which they accrued, accompanied by the report set forth in Section 6.5. Except as otherwise provided in this Agreement, all fees or other charges shall be payable thirty (30) days from receipt of the applicable invoice.

6.5 REPORTS AND PAYMENTS. Unless otherwise agreed to by the parties, within five
(5) business days of the receipt at ST's headquarters of the completed documentation of each Customer transaction, ST shall submit to Siebel for each transaction a copy of the Order Form, the current version of which is set forth at EXHIBIT G. Such document shall show in detail (i) the number of copies or units of Licensed Software reproduced, distributed, deployed or otherwise used by a Customer of ST during the previous month, (ii) the amount owing Siebel therefor including the ST Sublicense Fees and ST Maintenance Fees, and (iii) the names and locations of the Customers. Within thirty (30) days before the end of each quarter, ST will use its reasonable efforts to provide Siebel a non-binding forecast of Sublicense Fees and other fees to be due to Siebel for that quarter.

6.6 TAXES. The specified amounts listed in this Agreement do not include taxes, duties or fees; if Siebel is required by the tax authorities to pay (i) sales, use, property, value-added, or other taxes, (ii) any customs or other duties, or
(iii) any import, warehouse or other fees associated with the importation or delivery of the Licensed Software, Documentation, or Training Materials or based on the rights and licenses granted by Siebel to ST in this Agreement or on ST's use of Licensed Software, Documentation or Training Materials or any services provided by Siebel to ST hereunder, then such taxes, duties or fees shall be billed to and paid by ST. If ST is permitted to declare any such taxes, ST shall declare and pay such taxes and Siebel shall not be required to invoice ST. This Section shall not apply to taxes based on Siebel's net income.

6.7 RECORDS AND INSPECTION RIGHTS. ST will keep and maintain proper records and books of account relating to its distribution and sublicensing of Licensed Software to Customers. Siebel may have a nationally recognized independent audit firm reasonably acceptable to ST inspect and audit on its behalf, any such records to verify ST's compliance with its payment obligations hereunder. Any such inspection will be conducted during regular business hours, upon at least fifteen (15) business days advance written notice (unless the parties agree otherwise on a shorter period of time), at ST's offices in a manner that does not unreasonably interfere with ST's business activities. The person or entity conducting such audit must execute an appropriate confidentiality agreement with respect to ST's non-public or proprietary information. Such inspection shall be at Siebel's cost and expense, unless the inspection reveals that ST underpaid the amount actually owing by ten percent (10%) or more, in which case ST shall pay all reasonable costs and expenses, as evidenced by copies of relevant receipts, incurred by Siebel. Such audits may be conducted no more than once in any twelve (12) month period and shall not include within the scope of the audit any period previously audited hereunder or any period more than fifteen months from the start of the audit. The auditors shall limit the disclosure to Siebel of information obtained from any audit to the following: (a) a description of the scope of the audit, (b) the difference, if any, between the amount paid by ST and the amount which, by the auditor's calculation(s), should have been paid, and (c) a brief description of any transaction resulting in the variance reflected in response to Section (b) above, if any. In the event that Siebel wishes to inspect such books and records, ST will make all relevant records available to such audit firm. ST shall use reasonable commercial efforts to compel its Customers to permit Siebel through an independent, nationally recognized audit firm to inspect the records of such Customer as provided in this Section. ST shall owe simple interest at the rate of ten percent (10%) per year on any past due balances (unless reasonably disputed) pursuant to this Agreement.

7. LIMITED RIGHT TO USE TRADEMARKS

7.1 GRANT OF LICENSE. Siebel hereby grants to ST and the ST Group under the terms set forth in this Section 7, a non-exclusive license to use the trademarks and trade names set forth in EXHIBIT D (the "Trademarks"), solely in connection with the marketing, distribution and support of the Licensed Software and only in the manner prescribed in this Agreement. ST agrees that it will use the appropriate Trademarks to refer to the Licensed Software in connection with its marketing, distribution and support of the Licensed Software. ST agrees that the Licensed Software and any related services will be marketed under the Siebel brand name and U.S. Trademarks on a worldwide basis. Any other proposed use of the Trademarks must be approved in writing by Siebel in advance of such use.

7.2 FORM OF USE. ST shall only use the Trademarks in the form(s) approved in writing by Siebel, including the -TM- symbol (and, upon registration of any registered trademark, the -Registered Trademark- symbol), and an indication that Siebel is the owner of the Trademarks.

7.3 NO USE OF IDENTICAL OR SIMILAR NAMES. ST shall not use as its company name or a component thereof or on other products a mark or name identical with or confusingly similar to the Trademarks.

7.4 PRIOR SUBMISSION OF SAMPLES. ST shall submit to Siebel samples of advertising or other items bearing the Trademarks prior to the use of such advertising or other items. Siebel shall have the right to make reasonable written objections to any such sample within fifteen (15) calendar days of its submission on the grounds that Siebel believes in good faith that the use of such advertising or other items by ST will be damaging to the recognition value or reputation for quality associated with the Trademarks or that the advertising or other items do not meet the standards of quality reasonably required by Siebel. In the event of such an objection, ST shall modify the advertising or

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other items in accordance with the objection of Siebel prior to the use of such advertising or other items. Failure by Siebel to provide written objection within the fifteen (15) day period referenced above shall be deemed a grant of approval for use of the provided samples.

7.5 LOCAL REGISTRATION OF TRADEMARKS; NO OBJECTIONS TO VALIDITY. Siebel will, in its sole discretion, retain the exclusive right to register the Trademarks. ST agrees not to raise or cause to be raised any questions concerning or objections to the validity of the Trademarks or to the respective rights of Siebel.

7.6 NOTIFICATION OF ADVERSE USE. ST shall promptly notify Siebel of any adverse use by a third party of any of the Trademarks or of a mark or name confusingly similar to any of the Trademarks and agrees to take no action of any kind with respect thereto except with the prior written authorization of Siebel. ST further agrees to provide full cooperation at Siebel's reasonable expense with any legal or equitable action by Siebel to protect its rights, title and interest in the Trademarks.

7.7 INFRINGEMENT PROCEEDINGS. In the event of infringement of the Trademarks by a third party, Siebel shall have the sole right to bring proceedings (including notifications to the Customs Department objecting to the importation of infringing goods) at its expense against the infringing party and to retain any damages recovered in such proceedings. ST shall cooperate with Siebel in the prosecution of any such infringement proceedings. ST shall promptly notify Siebel in writing of any such proceeding and shall provide complete authority, information and assistance to Siebel in connection with such proceeding. Siebel shall have the sole and exclusive authority and obligation to defend and/or settle any proceeding with respect to the Trademarks.

7.8 LOGO LICENSE RIGHTS. ST agrees to the terms of the Logo License Addendum set forth in EXHIBIT H hereto as well as the terms of the Logo Usage Guidelines, as such guidelines may be promulgated by Siebel from time to time in its sole discretion ("Logo Usage Guidelines").

8. OWNERSHIP AND PROPRIETARY RIGHTS

Siebel and its suppliers shall retain all title, copyright and other proprietary rights in and to the Licensed Software. ST does not acquire any rights, express or implied, in the Licensed Software, other than the sole and exclusive property of Siebel, free from any restriction imposed upon Siebel by the provisions of Section 13.1. Unless expressly agreed otherwise, ST and its suppliers shall retain all title, copyright and other proprietary rights in and to the software provided by ST as part of the Value Added Offering.

In the event Siebel requests ST to furnish Siebel with engineering or other technical resources in connection with future development work for the Licensed Software (above and beyond suggestions to Siebel regarding new features, functionality or performance), ST's development role, compensation and ownership rights, if any, for the provision of such services will be addressed in a separate written agreement. In the event ST: (i) has independently developed or acquired rights to products or other works which it believes may be complementary to the Licensed Software, and (ii) desires Siebel to evaluate the usefulness of such products or other works, the parties shall enter into an evaluation and non-disclosure agreement before ST makes any disclosures of proprietary or confidential information to Siebel in connection with such products or other works.

9. INDEMNIFICATION

9.1 INTELLECTUAL PROPERTY INFRINGEMENT. If a third party makes a claim against ST, the ST Group or a Customer that the Licensed Software directly infringes any registered patent or any copyright, trade secret or trademark ("IP Claim"); Siebel will defend ST, such member of the ST Group or such Customer against the IP Claim and pay all costs, damages and expenses (including reasonable legal fees) finally awarded against ST, such member of the ST Group or such Customer by a court of competent jurisdiction or agreed to in a written settlement agreement signed by Siebel arising out of such IP Claim; PROVIDED THAT: (i) ST, such member of the ST Group or such Customer promptly notifies Siebel in writing within a reasonable time period after its receipt of notification of a potential claim; (ii) Siebel may assume sole control of the defense of such claim and all related settlement negotiations; and (iii) ST, or such member of the ST Group and such Customer provides Siebel, at Siebel's request and expense, with reasonable assistance, information and authority necessary to perform Siebel's obligations under this Section. Notwithstanding the foregoing, Siebel shall have no liability for any claim of infringement based on (a) the use of a superseded or altered release of Licensed Software if the infringement would have been avoided by the use of a current unaltered release of the Licensed Software, which Siebel provided to ST, (b) the modification of the Licensed Software, or (c) the use of the Licensed Software other than in accordance with the Documentation.

If, due to an IP Claim, (i) the Licensed Software is held by a court of competent jurisdiction or are believed by Siebel to infringe, or (ii) ST receives a valid court order enjoining ST from using the Licensed Software, Siebel shall in its reasonable judgment, and at its expense, (a) replace or modify the Licensed Software to be non-infringing; (b) obtain for ST and/or its Customers a license to continue using the Licensed Software; or (c) if Siebel through commercially reasonable efforts cannot obtain the remedies in
(a) or (b), terminate the license for the infringing Licensed Software and refund, upon its return by ST and at ST's Election (as defined below), either two (2) times the license fees paid to Siebel by ST for such Licensed Software or the license fees paid to ST or the ST Group by Customers for such Licensed Software, provided, however, that during the first year after the Effective Date only, in the event that (i) the termination of the license for the infringing Licensed Software would result in a loss of functionality that materially adversely impacts ST's overall ability to distribute the Licensed Software and (ii) ST immediately terminates this Agreement without the application of the Wind-Down Period, Siebel will refund to ST the greater of
(y) one and one-half (1.5) times the license fees paid for such Licensed Software or (z) $10,000,000.This Section 9 states Siebel's entire liability and ST's exclusive remedy for any claim of infringement. It is understood and agreed that (i) as used in this Section 9.1, "ST's Election" means a one-time election by ST of the remedies set forth above, and (ii) the remedy elected will apply to the claim of infringement at issue and any subsequent claims of infringement.

9.2 MUTUAL INDEMNIFICATION. If a third party makes a claim against a party (the "Indemnified Party") based on a breach by the other party (the "Indemnifying Party") of its warranties as stated in Section 3.10 and Section 10, the Indemnifying Party will defend the Indemnified Party against that claim at the Indemnifying Party's expense and pay any finally awarded damages or amounts agreed to in a written settlement agreement approved by the Indemnifying Party. The obligation of the Indemnifying Party to defend the Indemnified Party against a claim under this Section 9 is conditioned on performance of the following by the Indemnified Party. The Indemnified Party must:

      (a) promptly provide the Indemnifying Party with written notice for the claim;

      (b) provide the Indemnifying Party reasonable assistance in the defense of the claim, at the Indemnifying Party's expense, and

      (c) allow the Indemnifying Party to control and cooperate with it in the defense of the claim and settlement negotiations.

The Indemnified Party may participate in the proceedings at its option and expense.

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10.  LIMITED WARRANTIES AND DISCLAIMERS

10.1 LIMITED PROGRAM WARRANTY. Siebel warrants for a period of one (1) year from the date on which the copy of the Licensed Software is first delivered to a Customer hereunder, that the unmodified version of the Licensed Software will perform in all material respects the functions described in the Documentation when operated on a Supported Platform. The parties agree and acknowledge that the foregoing warranty only applies to Licensed Software first delivered to ST or to a Customer and not to any Updates subsequently provided to ST or such Customer. In the event of a breach of this warranty, ST's sole and exclusive remedy and Siebel's sole liability shall be for Siebel to use its commercially reasonable efforts to correct or provide a workaround for reproducible errors that cause breach of this warranty, or if Siebel is unable to make the Licensed Software operate as warranted within a reasonable period of time considering the severity of the error and its impact on ST, ST shall be entitled to recover one and one-half times the fees paid to Siebel for the applicable Licensed Software as well as for fees for applicable Licensed Software, the functionality of which is reasonably affected by the Licensed Software breaching this warranty.

10.2 LIMITED MEDIA WARRANTY. Siebel warrants that the tapes, diskettes or other media upon which the master copy of the Licensed Software is delivered by Siebel to those specified in this Agreement. In the event that ST makes suggestions to Siebel regarding new features, functionality or performance that Siebel adopts for the Licensed Software, such new features, functionality or performance shall become ST to be free of defects in materials and workmanship under normal use for one (1) year from the date of delivery by Siebel. In the event of a breach of this warranty, ST's sole and exclusive remedy and Siebel's sole liability shall be the replacement of the defective media, PROVIDED THAT ST shall acquire an RMA number from Siebel before returning defective media to Siebel.

10.3 LIMITED SERVICES WARRANTY. Siebel warrants that any services contracted to be performed by Siebel pursuant to this Agreement shall be performed in a professional and workmanlike manner consistent with generally accepted industry standards. This warranty shall be valid for one hundred twenty (120) days from the date of invoice for such service. In the event of a breach of this warranty, ST's sole and exclusive remedy and Siebel's sole liability shall be the reperformance of the services, or if Siebel is unable to perform the services as warranted, ST shall be entitled to recover the fees paid to Siebel for the unsatisfactory services.

10.4 ANTI-VIRUS WARRANTY. Siebel represents and warrants that to the best of its knowledge after employing reasonable technical means to detect computer viruses, the Licensed Software does not contain any virus or other computer software code, routines or hardware components (other than as set forth in the Documentation) designed to disable, damage, impair, or erase the Licensed Software or other software or data. In the event of a breach of this warranty, ST's sole and exclusive remedy and Siebel's sole liability shall be to immediately replace all copies of the affected Licensed Software, or if Siebel is unable to make the Licensed Software operate as warranted within a reasonable period of time considering the severity of the error and its impact on ST, ST shall be entitled to recover one and one-half times the fees paid to Siebel for the applicable Licensed Software.

10.5 ANCILLARY PROGRAM WARRANTIES. Siebel assigns to ST and ST shall have the benefit of any and all third party warranties, service agreements and infringement indemnities available to end users of the Ancillary Programs; provided, however, that ST's sole remedy for breach of any such warranty, indemnification, service agreement, or other rights and causes of action shall be against the third party offering such rights and not against Siebel. Siebel warrants the Ancillary Programs to the extent that Siebel will demand of the manufacturer or distributor of the Ancillary Programs the delivery of a version of the Ancillary Program free of material errors. Siebel will use commercially reasonable efforts to ensure that the manufacturer or distributor of the Ancillary Programs provides such a replacement version. Siebel is not obligated to modify the Ancillary Programs. The foregoing states Siebel's entire liability and ST's sole and exclusive remedy with respect to a breach of warranty concerning the Ancillary Programs.

10.6 YEAR 2000 WARRANTY. Siebel warrants that the Licensed Software, as provided by Siebel, is capable of processing, recording, storing and presenting data containing four-digit years after December 31, 1999 in substantially the same manner and with substantially the same functionality as before January 1, 2000. Siebel assumes no responsibilities or obligations to cause third-party products or services, including but not limited to the Value Added Offering, to function with the Licensed Software. Siebel will not be in breach of this warranty for any failure of the Licensed Software to correctly create or process date-related data if such failure results from the inability of any software, hardware, or systems of ST or Customer or any other third party (including any underlying database engines, operating systems, and related drivers) either to correctly create or process date-related data or to create or process such date-related data in a manner consistent with the method in which the Licensed Software create or process date-related data. In the event of a breach of this warranty, ST's sole and exclusive remedy and Siebel's sole liability shall be to use its commercially reasonable efforts to correct or provide a workaround for reproducible errors in the Licensed Software that cause breach of this warranty, or if Siebel is unable to make the Licensed Software operate as warranted within a reasonable time considering the severity of the error and its impact on the ST, ST shall be entitled to return the affected Licensed Software to Siebel and recover one and one-half times the sublicense fees paid to Siebel for such Licensed Software. In the event that an Ancillary Program or other third party product is not Year 2000 compliant, Siebel shall use commercially reasonable efforts to provide ST with relevant information regarding such product or the vendor of such product; provided, however, that ST's sole remedy for any failure of any Ancillary Programs or other third party products to be Year 2000 compliant shall be against the third party vendor of such products and not against Siebel.

10.7 DISCLAIMERS. ST must report in writing (with a written notice to Siebel as set forth in Section 13.3) any breach of the warranties contained in this
Section 10 during the relevant warranty period. Siebel does not warrant that the Licensed Software will meet ST's or any Customer's requirements, that the Licensed Software will operate in the combinations which ST or any Customer may select for use, that the operation of the Licensed Software will be uninterrupted or defect-free, or that all defects will be corrected; provided, however, that if ST is current on Maintenance Fees, Siebel shall be obligated to provide Maintenance and Support Services. Siebel shall have no Year 2000-related liabilities for any products or services except as expressly stated in this Agreement. Pre-Production Programs, limited releases of Licensed Software, Training Materials, and computer-based training products are distributed "AS IS." THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES except that in the event ST makes unauthorized copies of the Licensed Software, Siebel shall be entitled to recover the full amount of any license fees that would relate to such copies. It is understood that the foregoing sentence shall not be construed to limit ST's right to recover finally awarded damages under Section 9.

Except for any breach or misappropriation of ST's intellectual property rights by Siebel, for Siebel's liability under Section 9 or for any breach of Siebel's obligations under Section 13.1, Siebel's aggregate and cumulative liability for actual and direct damages hereunder shall in no event exceed one and one-half times the sum of all fees paid or payable by ST under this Agreement, and if such actual and direct damages relate to ST's use of the Licensed Software or services, such liability shall be limited to the one and one-half times the sum of all fees paid or payable for the relevant Licensed Software or services giving rise to the liability. Except for any breach or misappropriation of Siebel's intellectual property rights by ST or a ST Affiliate, for ST's liability under Section 9.2 or for any breach of ST's obligations under Section 13.1, ST's aggregate and cumulative liability for actual and direct damages hereunder shall in no

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event exceed the sum of one and one-half times all fees paid or payable by ST under this Agreement.

Notwithstanding the preceding paragraph, in the event of Siebel's intentional breach of its obligation set forth in Section 9 of EXHIBIT A, ST shall be entitled to reimbursement of its direct damages, subject to the limitation of liability contained in the first paragraph of this Section 11.

12.  TERM AND TERMINATION

12.1 TERM. This Agreement shall commence on the Effective Date and shall continue in force through the Initial Term, as defined in EXHIBIT A, unless sooner terminated as provided in this Agreement. This Agreement may be extended after the Initial Term as set forth in EXHIBIT A. Except as otherwise set forth in EXHIBIT A, neither party shall have any obligation to renew or extend the term of the Agreement, and no payments, liabilities or damages shall be due either party, or shall be imposed upon either party, for its decision to terminate or not to renew the Agreement.

12.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement, by written notice to the other party: (a) upon the material failure of the other party to observe, keep or perform any of the material covenants, terms or conditions herein (including the failure to pay sums owed to the other party when due), if such default continues for thirty (30) days after written notice by the other party or if the parties agree that such cure is not reasonably capable of being made within thirty (30) days, then as soon thereafter as practicable, provided that the party in default is using commercially reasonable efforts to cure during such time period, (b) if all or substantially all of the assets of a party are acquired by a direct competitor of the other party, or (c) upon either party's dissolution or ceasing to do business. It is understood and agreed that termination pursuant to this Section 12.2 shall be subject to the Wind-Down Period, except for termination following (i) any breach by ST of Siebel's intellectual property rights which has a material adverse effect on Siebel, including without limitation a material breach of Section 13.1.

12.3 EFFECT OF TERMINATION. Except as set forth in EXHIBIT A, upon expiration or termination of this Agreement: (a) all licenses and rights granted to the parties shall terminate, except as set forth below or in Section 12.5; (b) each party shall refrain from representing themselves as a party to this Agreement;
(c) any Customer sublicenses previously granted hereunder will not be affected; and (d) any other rights of either party which may have accrued up to the date of termination shall not be affected. ST shall be free to continue providing support to its Customers who are under contract with ST for such support following a termination provided that (i) Siebel shall not be obligated to provide ST any Updates or Software Maintenance and Support Services to ST under this Agreement and (ii) Siebel and its third party partners are not restricted from providing Updates or other maintenance and support directly to such customers.

12.4 LIMITATION OF LIABILITY ON TERMINATION. Notwithstanding the foregoing, upon expiration or lawful termination, neither party will be liable to the other party, because of such termination, for compensation (except for accrued compensation), reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Siebel or ST.

12.5 DISCONTINUATION OF LICENSED SOFTWARE, DOCUMENTATION, TRAINING MATERIALS, MARKETING MATERIALS AVAILABILITY. Except as otherwise agreed to by the parties, when Siebel reasonably determines that the market demand or other business factors for any Licensed Software, Documentation, Training Materials or Marketing Materials no longer warrants continued availability to end users, Siebel may at its reasonable discretion and without liability to ST, remove such Licensed Software, Documentation, Training Materials or Marketing Materials from general availability in which case ST shall discontinue all marketing and distribution of such Licensed Software, Documentation, Training Materials, Marketing Materials within ninety (90) days of Siebel's notification to discontinue general availability for such Licensed Software, Documentation, Training Materials or Marketing Materials.

12.6 SURVIVAL. Sections 3.11 ("ST Indemnity"), 5.2 ("Prohibition on Decompiling"), 6 ("Payments"), 7.7 ("Infringement Proceedings"), 8 ("Ownership and Proprietary Rights"), 9 ("Infringement Indemnity"), 11 ("Limitation of Liability"), the third sentence of Section 12.1 ("Term"), 12.3 ("Effects of Termination"), 12.6 ("Survival") and 13 ("General") shall survive the termination of this Agreement.

13. GENERAL

13.1 NONDISCLOSURE. Each party may have access to information that is confidential to the other party ("Confidential Information"). Siebel's Confidential Information shall include, but not be limited to, the Licensed Software, Documentation, Training Materials, Ancillary Programs, formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names and the terms and pricing under this Agreement. ST's Confidential Information shall include, but not be limited to, its software programs, documentation, formulas, methods, know-how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names and prospective customer names. Confidential Information includes all information received from third parties that either party is obligated to treat as confidential.

Each party will identify all information considered by it to be "Confidential Information" as follows: (a) information that is provided in writing will be legibly marked as "Confidential," or with some equivalent legend, and (b) any such information that is not easily markable, and any such information that is verbally disclosed, will be identified as "Confidential" at the time of disclosure and will thereafter be described in a writing, delivered to the recipient within ten (10) days after original disclosure, which specifies in detail the "Confidential Information" disclosed. In addition, a disclosing party shall mark all information considered by it to be a trade secret with an appropriate legend consistent with the foregoing sentence.

A party's Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information. In addition, this Section 13.1 will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required to be disclosed by law or valid order of a court or other governmental authority; PROVIDED, HOWEVER, that in any judicial or administrative proceeding the responding party shall first have given notice to the other party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party (except that ST may disclose Siebel's Confidential Information to Customers and prospective customers provided that such disclosure is pursuant to a written nondisclosure agreement at least as protective of Siebel's Confidential Information as this
Section 13.1) or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. ST shall not disclose the results of any performance tests of the Licensed Software to any third party, other than to Customers or prospective customers who have executed a non-disclosure agreement reasonably acceptable to Siebel, without Siebel's prior written approval. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of five (5) years thereafter; provided, however, that (i) with respect to source code, the Siebel Data Model Reference Manual, the Siebel Data Mart Data Model Reference, and other highly sensitive confidential information clearly identified as such at the time of disclosure by either party, the nondisclosure obligations set forth herein shall continue indefinitely and (ii) with respect to information designated by the disclosing party as a "trade secret", the nondisclosure obligations set forth herein shall continue for so long as such information remains a trade secret under applicable law. Each party's additional obligations regarding the Siebel Data Model Reference Manual and Siebel Data Mart Data Model Reference are set forth in EXHIBIT C. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there may be no adequate remedy at law for breach of this Section
13.1 and that such breach may cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement. This Section 13.1 constitutes the entire understanding of the parties and supersedes all prior or contemporaneous agreements, representations or negotiations, whether oral or written, with respect to Confidential Information.

13.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

13.3 NOTICES. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatory of this Agreement or to such other address or individual as the parties may specify from time to time by written notice to the other party. A notice to ST shall not be effective unless a copy is also sent to the attention of ST's "Legal Department" at the same address set forth above.

13.4 DELIVERY. All materials provided by Siebel hereunder shall be delivered to ST on a F.O.B. Siebel's San Francisco Bay Area basis for destinations within the United States, or on a FCA (Incoterms 1990) Siebel's San Francisco Bay Area Headquarters (or the address of Siebel's designee) basis for destinations outside the United States; at which point title to the carrier media and risk of loss or damage to the materials shall be transferred from Siebel to ST. Nothing in this Section shall be deemed to transfer title to, or provide ST with any rights in, the Licensed Software, Documentation, or Training Materials, except as specifically provided in this Agreement.

13.5 INJUNCTIVE RELIEF. It is expressly agreed that a breach of Sections 2.1 or
13.1 of this Agreement by ST may cause irreparable harm to Siebel and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Siebel will be entitled to seek an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the above provisions.

13.5A MEDIATION. Except for any action based on a claim of infringement or other violation of intellectual property rights, including without limitation a breach by either party of Section 13.1, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS, or its successor, for mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith, and that they will share equally in its reasonable costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve its rights pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or sixty (60) days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties mutually agree. The provisions of this Section 13.5A may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all reasonable costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

13.6 RELATIONSHIP BETWEEN THE PARTIES. Siebel is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

13.7 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money for over ninety (90) days) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause which is beyond the reasonable control of such party.

13.8 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

13.9 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

13.10 HEADINGS. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such paragraph, or in any way affect this Agreement.

13.11 ASSIGNMENT. Neither this Agreement nor any right, interest or obligation herein is assignable or transferable by either party without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, except that no consent shall be required in the event of an assignment to a successor of ST or Siebel by merger, reorganization or sale of all or substantially all of its assets or capital stock, provided that the successor
(i) is not a direct competitor of the other party, and (ii) agrees in writing to be bound by the terms of this Agreement.

13.12 COMPLIANCE WITH LAW AND REGULATIONS. ST shall act in strict compliance with all applicable laws, ordinances, regulations and other requirements of any government authority pertaining to ST's activities under the Agreement and shall provide, pay for, and keep in good standing all permits, licenses or other consents necessary for such activities.

13.13 EXPORT CONTROL. The parties agree that the export of Licensed Software is subject to the export control laws of the United States of America and each party agrees to abide by all such export control laws and regulations. Without limiting the generality of the foregoing, ST expressly agrees that it shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert, or transfer the Licensed Software, Documentation or any direct product thereof to any destination, company or person restricted or prohibited by U.S. Export Controls. At ST's request, Siebel will appraise ST as to the export permits it has obtained.

13.14 CONFIDENTIAL AGREEMENT. Neither party will disclose any terms or the existence of this Agreement, except that the parties may issue a jointly approved press release announcing ST's rights to distribute and market the Licensed Software. Siebel shall have the right to use ST's name in customer lists or promotional documents that incorporate such lists.

13.15 COUNTERPARTS AND EXCHANGES BY FAX. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13.15A NON-SOLICITATION. Each party agrees not to intentionally solicit for employment the employees or contractors of the other party who are directly involved in the performance of this Agreement. Both parties acknowledge that (i) any newspaper or other public solicitation not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision, and (ii) this provision is not intended to limit the mobility of either party's employees or contractors.

13.16 NOTICE OF RESTRICTED RIGHTS FOR U.S. GOVERNMENT SUBLICENSES. If ST grants a sublicense to the United States Government, the Licensed Software, Ancillary Programs and Documentation shall be considered "commercial computer software," and ST shall place a notice provision, in addition to the applicable copyright notices, on the Documentation and media label, substantially similar to the following: "U.S. GOVERNMENT RESTRICTED RIGHTS. Programs, Ancillary Programs and Documentation, delivered subject to the Department of Defense Federal Acquisition Regulation Supplement, are 'commercial computer software' as set forth in DFARS 227.7202, Commercial Computer Software and Commercial Computer Software Documentation, and as such, any use, duplication and disclosure of the Programs, Ancillary Programs and Documentation shall be subject to the restrictions contained in the applicable Siebel license agreement. All other use, duplication and disclosure of the Programs, Ancillary Programs and Documentation by the U.S. Government shall be subject to the applicable Siebel license agreement and the restrictions contained in subsection (c) of

FAR 52.227-19, Commercial Computer Software - Restricted Rights (June 1987), or FAR 52.227-14, Rights in Data - General, including Alternate III (June 1987), as applicable. Contractor/licensor is Siebel Systems, Inc., 1855 South Grant Street, San Mateo, CA 94402."

13.17 ENTIRE AGREEMENT. This Agreement, together with the attached exhibits, which are incorporated by reference, and the following agreements between the parties executed contemporaneously herewith: the Siebel Alliance Program Master Agreement and the Software License and Services Agreement, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and such exhibits. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The Effective Date of this Agreement shall be __________________.

EXECUTED BY:  IMS HEALTH STRATEGIC TECHNOLOGIES, INC.

Signature: ___________________________________________________________________
Name:      ___________________________________________________________________
Title:     ___________________________________________________________________
Date:      ___________________________________________________________________


EXECUTED BY: SIEBEL SYSTEMS, INC.

Signature: ___________________________________________________________________
Name:      ___________________________________________________________________
Title:     ___________________________________________________________________
Date:      ___________________________________________________________________





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